UNITED STATES

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ProLung, Inc.

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PRESS RELEASE

FOR IMMEDIATE RELEASE

ProLung, Inc. Releases Communication Urging
Stockholders Not to Respond to Consent Solicitation by Steven C. Eror

Salt Lake City, UT, August 27, 2018 – ProLung, Inc. (“ProLung” or the “Company”) today released a communication urging stockholders to fill out and return the GOLD consent revocation card from the Company, which they can use to decline or revoke consent to the actions proposed by Mr. Eror. Please discard any consent solicitation cards received from Mr. Eror. The complete text of the Company’s letter to stockholders follows:

WE STRONGLY URGE YOU TO SIGN THE GOLD CONSENT REVOCATION CARD FROM THE COMPANY AND DISCARD ANY SOLICITATION MATERIALS FROM STEVEN EROR

Dear Stockholders:

On June 26, 2018, the Company terminated the employment of former CEO Steven Eror – for cause. The Board found irrefutable evidence of Mr. Eror’s misappropriation of the Company’s funds for personal use, data security breaches, inappropriate touching and sexual comments made towards the Company’s employees and overall misconduct that led to a hostile and toxic work environment. In an act of vengeance, Mr. Eror is attempting to perform a consent solicitation to take control of the Board and the Company, but his previous track record and astonishing misconduct demonstrate that he is unfit to serve.

DO NOT ALLOW STEVEN EROR TO DISRUPT OUR PROGRESS AND JEOPARDIZE OUR FDA SUBMISSION

Since we removed Steven Eror as CEO, there has been a renewed energy at the Company. We have seen rapid progress around our technology, research and development, risk and controls, innovation, FDA pathway, potential distribution channels, and communication between consultants and staff. We believe Steven Eror would destroy the substantial progress the Company has achieved towards its previously disclosed goals.

Most importantly, we believe a return of Steven Eror would jeopardize ProLung’s FDA submission. We secured a highly anticipated formal appointment with the FDA in September of 2018 to review the Statistical Analysis Plan (SAP) for our pivotal multi-center validation study (PL-208). The primary objective of our meeting is to proactively incorporate the FDA’s feedback into our SAP and ultimately our de novo application. We expect to finalize our SAP in the weeks following that appointment.

YOUR BOARD IS PRODUCING RESULTS AND IS ON TRACK DELIVERING KEY PRODUCT MILESTONES

In the past few months, following the removal of Mr. Eror, the newly-empowered ProLung team has made numerous significant achievements towards FDA submission and commercialization readiness:

✓	Finalizing our FDA de novo application, which is awaiting input from our upcoming meeting with the FDA and the incorporation of the final results of our PL-208 study, once we unblind its data

✓	Improved communication between our internal team and external statistician experts, which allowed us to make rapid and measurable progress with our predictive algorithm

✓	Developed and implemented a database to store critical clinical case reports electronically and validate their accuracy (PL-208)

✓	Completed a new packaging design, which will reduce shipping costs, simplify production, ensure packaging integrity and better meet customer expectations

✓	Initiated long overdue policies and procedures to cost-effectively increase collaboration between consultants and Company staff

✓	Hired Stratus HR to provide industry standard services to improve our office environment, which has positively affected internal and external team member morale

STEVEN EROR STOLE FROM THE COMPANY AND ITS STOCKHOLDERS

After a thorough review, the Audit Committee and independent legal counsel uncovered a series of illegal activities conducted by Steven Eror:

×	Misappropriation of Company funds through cash withdrawals, wire transfers to his personal account, use of debit cards tied to Company funds without authorization or subsequent approval, receipts of advances or reimbursements (including repeated duplicate reimbursements), all for the purpose of using Company resources for extravagant and frequently personal purposes;

×	Failure to provide receipts and other customary documentation on standard expense reporting forms for over 1,100 transactions representing the spending of hundreds of thousands of dollars of Company funds; and

×	Failure of Mr. Eror to provide the Chief Financial Officer with administrative passwords accessing key Company systems (such as accounts related to security cameras, security systems, cell phones, Google, email and banking), notwithstanding numerous demands by the independent directors, the full Board of Directors and outside legal counsel – thereby intentionally obstructing the Audit Committee’s investigation.

STEVEN EROR’S DEVIANT BEHAVIOR WAS CREEPY, DANGEROUS AND RISKY TO THE COMPANY

Steven Eror has a documented history of extremely inappropriate behavior in the workplace. The Audit Committee Chair (and legal counsel hired to conduct an investigation) received complaints from several employees about Steven Eror’s abusive behavior, including unsolicited touching and comments of a sexual nature to female employees, which often crossed both emotional and physical boundaries.

Mr. Eror went as far as secretly installing hidden cameras around the Company’s offices. Specifically, Mr. Eror hid one camera in the HVAC vent in a private office which is currently used by a female employee to frequently change her clothing to exercise following the workday. After the camera was detected and Steven Eror was confronted, he offered the female employee a promotion in an effort to conceal his deviant behavior. Steven Eror also refused, after repeated demands by the Board of Directors, to turn over the passcodes to the camera system and his Company-issued computer to fully investigate what he was using the cameras for.

In addition, Steven Eror regularly verbally abused the Company’s employees in a vindictive and demeaning manner. Eror’s behavior created a toxic work environment. In connection with the investigation of Steven Eror conducted by legal counsel, nearly all employees were interviewed. Approximately 90% of those interviewed described Steven Eror in very similar terms. Those terms included: abusive, unstable, volatile, unpredictable, secretive, very controlling, paranoid, belittling, intimidating, derisive and berating (in volume, tone, language).

Our Board does not tolerate harassment in the workplace or elsewhere. Since terminating Steven Eror’s employment, we have taken significant steps to undo the damage he caused and provide a safe, productive work environment.

STEVEN EROR WAS AN INEFFECTIVE CHIEF EXECUTIVE OFFICER

In his consent solicitation, Steven Eror claimed that only he and his hand-picked nominees have the experience to push the ProLung Test through FDA approval and ultimately market to end users. Through a series of self-inflicted mistakes and lapses in judgement, he consistently failed to make positive inroads towards commercialization. His failed track record speaks for itself:

×	Steven Eror wasted at least $1.2 million in connection with his ill-prepared and ill-timed failed attempt to take the company public and demonstrated poor judgment in the IPO process. As an example of his inexperience and tyrannical personality, Mr. Eror forbade his CFO from talking to investors during the IPO road show– which is virtually unheard of and contributed to the ultimate failure of the IPO.

×	Steven Eror regularly mislead directors and stockholders on the timeline of FDA approval by over-promising and under-delivering.

×	Steven Eror, by his own admission, has been working on the ProLung Test for thirteen years without success. He has never taken a product from development to FDA approval. His attempts have only resulted in repeated failure.

×	Steven Eror’s inability to lead has given rise to a loss of talent and trust from all levels of the organization (employees, consultants, Board members, etc.). Steven Eror’s reign as CEO was marked by a lack of direction, deceit, and an overall oppressive approach to management.

OUR BOARD IS THE PROCESS OF HIRING A NEW CEO AND ADDITIONAL BOARD MEMBERS

Following the termination of Mr. Eror, the Board immediately commenced a search for a new CEO and additional Board members with the skills and experience needed to lead the Company past FDA marketing authorization and toward global commercialization and/or strategic partnerships. We expect to announce an update on CEO and director searches in the near future.

On June 28, 2018, the Company appointed Mark Anderson and Michael Garff as new Board members to help the Company to conduct day-to-day business. Michael Garff, who has been with the Company for nearly ten years as COO, was appointed as interim CEO.

As previously disclosed on July 10, 2018, we are also searching new Board members that will further enhance the overall strength of the Board. As an initial step, on July 30, 2018, we appointed Jared Bauer as a Board member to add industry strength to the Board. Mr. Bauer has been the Chief Executive Officer of ApolloDx, an in vitro mobile point-of-care diagnostic company, since April 2014. In addition, since June 2017, Mr. Bauer has been the Chief Executive Officer of CibusDx, a company delivering technology that improves food safety testing. Previously, Mr. Bauer founded Exuro Medical, a developer and supplier of first aid burn care products, which he led as Chief Executive Officer until a successful exit transaction December 2016. Mr. Bauer led the Exuro team to expand BurnFree distribution to 58 countries, managing regulatory processes, re-working quality systems, and making BurnFree the second largest burn treatment product line in the world. The Company will leverage Mr. Bauer’s extensive experience distributing medical devices in the European market, where the Company already has the required CE Mark (which was obtained through the efforts of Michael Garff). We are actively interviewing additional Board members that will further enhance the overall strength of the Board.

Throughout this period of profound change in our Company, our team has continued its dedication to our Company and its stockholders. All great companies face difficult challenges, and it is our goal to continually rise above those challenges in order to better serve lung cancer patients and our stockholders. Further, we aim to do so in an honest, straightforward, and transparent way. Sometimes circumstances require us to navigate through disruptions, which enable us to grow stronger and more effective in achieving our ultimate goals. It is our desire to be steadfast in our dedication to our stockholders, our product development, our future customers, and, perhaps most importantly, the patients they will assist.

PLEASE FILL OUT AND RETURN THE GOLD CONSENT REVOCATION CARD

We strongly urge you to fill out and return the GOLD consent revocation card from the Company. By returning your GOLD consent revocation card, you will support our highly qualified directors: Michael Garff, Mark V. Anderson, Robert W. Raybould, J. Scott Nixon and Jared Bauer. Your Board urges you to take NO ACTION in regard to the consent solicitation conducted by Mr. Eror and others. In particular, your Board recommends that you do NOT sign or return any consent card that has been or may be sent to you by or on behalf of Mr. Eror. If you have previously signed and returned a consent card, you can revoke it by signing, dating and returning the GOLD consent revocation card that accompanies the Company’s consent revocation statement.

Thank you for your continuing support.

Sincerely yours,

THE BOARD OF DIRECTORS OF PROLUNG, INC.

Michael Garff, Mark V. Anderson, Robert W. Raybould, J. Scott Nixon and Jared Bauer

If you have any comments or questions, please contact Mr. Andy Robertson, our Chief Marketing Officer, at 801-503-9231 or acr@prolunginc.com.

Media Contact:

Phil Denning- ICR Inc.

Phil.Denning@ICRinc.com

(646)277-1258

About ProLung, Inc.

The mission of ProLung, Inc. (“ProLung” or the “Company”) is to make a difference in time for lung cancer patients. ProLung is the world leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of lung cancer. The Company develops, tests, and commercializes solutions which may shorten the time to diagnosis and expand the therapeutic window for lung cancer patients. ProLung’s predictive analytics platform for lung cancer risk stratification is approved for sale in the European Economic Area and investigational use in the USA.

Important Additional Information

ProLung, its directors and certain of its officers are participants in the solicitation of consent revocations from ProLung’s stockholders in connection with the consent solicitation conducted by Mr. Steven C. Eror and certain other persons acting in concert therewith (the “Consent Solicitation”). On August 27, 2017, Company filed a definitive consent revocation statement and GOLD consent revocation card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of consent revocations from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH CONSENT REVOCATION STATEMENT, ACCOMPANYING GOLD CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Our definitive consent revocation statementcontains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. In the event that the holdings of the Company’s securities change from the amounts provided in our definitive consent revocation statement, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website at www.prolunginc.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Stockholders will be able to obtain any consent revocation statement, any amendments or supplements to our consent revocation statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.prolunginc.com in the section “Investor Relations.”

Forward-Looking Statements

This release may contain forward-looking statements regarding projected business performance, operating results, financial condition and other aspects of the Company, expressed by such language as “expected,” “anticipated,” “projected” and “forecasted.” Please be advised that such statements are estimates only and there is no assurance that the results stated or implied by forward-looking statements will actually be realized by the Company. Forward-looking statements may be based on management assumptions that prove to be wrong. The Company and its business are subject to substantial risks and potential events beyond its control that would cause material differences between predicted results and actual results, including the Company incurring operating losses and experiencing unexpected material adverse events.